Exhibit 99.3

WRITTEN CONSENT

Written Consent of the Stockholders of The Greenrose Holding Company Inc.

Pursuant to Sections 228(a) and 141(k) of the Delaware General Corporation Law, the undersigned persons and entities (the “Majority Stockholders”), holders of a majority of the outstanding common stock of The Greenrose Holding Company Inc. (“Greenrose”), a Delaware corporation, acting without a meeting, without prior notice, and without a vote, consent to the actions detailed below, each effective immediately:

1.            Each director of Greenrose is removed without cause.

2.            The following individuals are appointed as directors of Greenrose: William Harley III, Daniel Harley, Jared Penman, Dieter Gable, and Brad Cooke.

3.            Pursuant to Section 109(a) of the Delaware General Corporation Law, all of Greenrose’s bylaws, including the October 3, 2022 bylaws, are repealed.

Greenrose Associates, LLC
Owner of 5,217,789 common shares (29.58 percent)

By: _____/s/_____________________
William F. Harley III

Its

Date:

YA II PN, Ltd.
Owner of 753,165 common shares (4.27 percent)

By: ____/s/______________________

Its:

Date:

True Harvest LLC
Owner of 4,430,350 common shares (25.11 percent)

By: ____/s/______________________

Its:

Date: